Exhibit 99.1

Dear Investors,

As the ABVC team works diligently to have our shares uplisted and trading on a senior exchange as soon as possible, we would like to take this opportunity to review our progress to date:

敬愛的投資者您好：

如您所知，ABVC的團隊一直在努力使我們的股票能盡快在美國證券交易所進行交易。我們希望更經常地與您分享近來團隊努力的成果。

Recently there were two news releases about ABVC. The first one, released on April 13, 2020, announced execution of agreements for two financing transactions. Completion of these financings would strengthen our balance sheet, improve working capital and reduce company debt (see Appendix 1). The second one, released on May 21, 2020, announced the increased size of our private placement from the initial $1,000,000 USD to $2,000,000 USD. This was done in response to greater demand; and, as a result, the company will now raise a total of approximately $2,000,000 (see Appendix 2).

最近有兩個關於ABVC公司的新聞發布。 第一個新聞是在2020年4月13日發布的。我們宣布了兩項金融交易，這兩項金融交易將強化我們的資產負債表，改善我們的營運資本並減少公司債務（請參閱附錄1）。 第二個新聞是在2020年5月21日發布的。 這是關於我們的私募規模從原來的1,000,000美元增加到2,000,000美元。 進行此增加是因為對先前發行的需求大於預期，我們必須增加發行規模以募集總計約2,000,000美元的資金（請參閱附錄2）。

Currently, we have six new drugs and one medical device in the product pipeline. In this update, we will focus on the latest developments for three of them:

我們在研究和產品開發方面也取得了很多進展。目前，我們有6種新藥和1種醫療設備正在開發中。在此更新中，我們將重點介紹其中三個的最新發展：

1.	ABV-1701 Vitreous Substitute as a Medical Device for Vitrectomy

ABV-1701人工玻璃體用於玻璃體切除術的醫療器材

A First-in-Human clinical study of Vitargus (ABV-1701) was successfully completed with positive results in July 2018 at Sydney (Australia) Retina Clinic and Day Surgery. The feasibility study results were reported by Dr. Andrew Chang, the Principal Investigator, at the Retina Subspecialty Day program of the American Academy of Ophthalmology (AAO) 2019 Annual Meeting.

ABV-1701的首次人體臨床研究已在澳大利亞悉尼市的悉尼視網膜診所和日間手術中心成功完成，並於2018年7月取得了符合臨床設計的正向成果。產品可行性研究結果由首席臨床研究員安德魯·張（Andrew Chang）博士在美國眼科學院（AAO）2019年年會視網膜亞專業日項目上報告。

We are now planning for the pivotal study and the steps necessary to obtain premarket approval for this device. The pivotal study for ABV-1701 is designed to be a multi-nation and multi-site clinical trial involving several countries, including Australia, USA, Japan, Thailand, Taiwan, and People’s Republic of China. Business negotiations for establishing global and regional licensing partners are in progress.

目前，我們正在計劃進行樞紐臨床研究，併計劃採取必要步驟來獲得該設備的上市前批准。ABV-1701的樞紐臨床研究被設計為一項涉及多國和多中心的臨床試驗，其中包括澳大利亞，美國，日本，泰國，台灣和中華人民共和國。建立全球和區域許可合作夥伴的業務談判正在進行中。

2.	ABV-1504 Major Depressive Disorder (“MDD”)

ABV-1504 嚴重抑鬱症（” MDD”）

A Phase II clinical study for the treatment of major depressive disorder (MDD) was successfully completed in Q2 2019. The study was conducted by Stanford University and five major medical centers in Taiwan with a total enrollment of 72 patients. A full clinical study report (CSR) was submitted to the US FDA on December 5, 2019 and Taiwan TFDA on April 22, 2020 after revision approval.

治療重度抑鬱症（MDD）的II期臨床研究已於2019年第二季度成功完成。該研究由斯坦福大學和台灣的五個主要醫學中心進行，共招募72名患者。經過修訂批准後，完整的臨床研究報告（CSR）已於2019年12月5日提交給美國FDA，並於2020年4月22日提交給台灣TFDA。

We are now planning for an End-of-Phase II Type C meeting with the US FDA to review further clinical development requirements. Negotiations for establishing global and regional licensing partners are in progress.

目前，我們正計劃與美國FDA進行II期末期C類會議，以諮詢進一步的臨床開發要求。

3.	ABV-1505 Attention Deficit Hyperactivity Disorder (“ADHD”)

ABV-1505注意缺陷多動障礙（“ ADHD”）

A Phase II Part I clinical study for the treatment of Adult Attention Deficit Hyperactivity Disorder (“ADHD”) was initiated at University of California at San Francisco on September 20, 2019. Currently, 66% of planned subject enrollment has been achieved. The estimated timeline for completing the in-live study is by the end of Q3 2020. Upon completion of the Phase II Part I study, we will initiate a multi-nation, multi-center clinical study in US and Taiwan.

2019年9月20日在加利福尼亞大學舊金山分校開始了治療成人注意力缺陷多動障礙（”ADHD”）的II期I部分臨床研究。目前，已達到臨床研究計劃入組人數的66％。預計完成臨床在線研究的時間表是2020年第三季度。臨床II期第I部分研究完成後，將開始臨床II期第II部分，臨床設計為美國和台灣的多國多中心臨床研究。

We deeply appreciate your continued trust and support as we continue to focus on commercializing Vitargus and these promising drugs and getting ABVC shares uplisted to a senior exchange, (e.g., NASDAQ or NYSE) as soon as possible. Going forward, we will continue to update you on the company’s developments as they occur. Also, the updates will be bilingual in both English and Traditional Chinese to let all ABVC investors understand the content more easily.

感謝您一直以來的信任和支持。我們会继续专注于ABV-1701与这些具有发展前景药物的商业化，并努力盡快地在美国证券交易所，如納斯達克或紐約證券交易所挂牌交易。 未來我們將會及時發送新聞稿給您，让您能了解我們的最新進展。新聞稿將會以中英文並列的方式陳列，以讓我們所有股東能夠輕易理解。

Best regards,

ABVC Management. Team

敬祝 頌祈

ABVC 管理團隊 敬上